EXHIBIT 99.1
Bank of Granite Corporation
N E W S

For Release:	December 22, 2005
BOARD OF DIRECTORS HONORS 50 YEARS OF SERVICE
BY RETIRING CHAIRMAN AND PAST CHIEF EXECUTIVE
     At its December monthly meeting, the Board of Directors of Bank of Granite Corporation (Nasdaq: GRAN) honored John A. Forlines, Jr., retiring Chairman and past Chief Executive Officer, for his 50 years of remarkable service to the Company. When Forlines joined Bank of Granite in 1954, the Bank had approximately $1 million in assets in its Granite Falls, North Carolina location. As of September 30, 2005, the Bank had over $1 billion in assets in twenty-one banking offices from Boone in the north to Charlotte in the south and from Winston-Salem in the east to Morganton in the west. Over the fifty-year period, the Company’s stock value experienced a compound growth rate in the range of 11% to 12% per year, excluding the effects of reinvested dividends. Forlines plans to retire on January 8, 2006 — his 88th birthday.
     In recognition of Forlines’ distinguished service, the Board of Directors granted Forlines a retirement bonus of $1.2 million, which will result in an after-tax charge to earnings of approximately 6¢ per share in the fourth quarter. In addition to the retirement bonus, the Bank will provide Forlines with a new vehicle, an office and a five-year consulting and non-competition agreement under which Forlines will receive $100,000 per year. Charles M. Snipes, President and Chief Executive Officer, said, “We are grateful John has agreed to serve in a consultative capacity.”
     Bank of Granite Corporation is the parent company of Bank of Granite and Granite Mortgage, Inc. The bank operates 21 full-service banking offices in Caldwell, Catawba, and Burke counties—the “Unifour” area of North Carolina—and in Mecklenburg, Watauga, Forsyth and Wilkes counties. Granite Mortgage, headquartered in Winston-Salem, originates home mortgages in the Catawba Valley and the Central and Southern Piedmont regions of North Carolina, in addition to Boone and Wilkesboro. Bank of Granite Corporation’s stock trades on the national NASDAQ Stock Market® under the symbol “GRAN.”
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For further information, contact Charles Snipes, Chief Executive Officer at Voice (828) 345-6802, Fax (828) 345-6859 or Internet: csnipes@bankofgranite.com
Disclosures About Forward Looking Statements
     The discussions included in this document may contain forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by such factors as, including but not limited to, the financial success or changing conditions or strategies of the Company’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions.